Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), (ii) the undersigned stockholder of Acquiror (the “Supporting Shareholder”), a Delaware corporation and holder of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class B Common Stock, the “Acquiror Shares”) and (iii) Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”). Acquiror, the Supporting Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 13 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Holdco, LP, a Delaware limited partnership, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (the “Combination Agreement”);

WHEREAS, as of the date hereof, the Supporting Shareholder is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Supporting Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Securities”); and

WHEREAS, the Supporting Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.                   Agreement to Vote. At the Special Meeting, or any other meeting of the shareholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, Supporting Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Acquiror Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Securities:

a.                   in favor of each Proposal;

b.                  against any Alternative Proposal (in each case, other than the Transaction Proposal or the other Proposals);

c.                  against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

d.                  against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Acquiror’s corporate structure or business other than as contemplated by the Combination Agreement.

2.                   No Inconsistent Action or Agreement.

a.                  The Supporting Shareholder hereby agrees that the Supporting Shareholder shall not commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Acquiror board of directors.

b.                  The Supporting Shareholder hereby represents and covenants that the Supporting Shareholder has not entered into, and shall not (i) enter into any agreement that would restrict, limit or interfere, with the performance of the Supporting Shareholder’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Acquiror Shares that is inconsistent with the Supporting Shareholder’s obligations hereunder, (ii) grant a proxy or power of attorney with respect to any of the Subject Acquiror Securities that is inconsistent with the Supporting Shareholder’s obligations hereunder or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely effect, interfere with, or prohibit or prevent it from satisfying, the Supporting Shareholder’s obligations hereunder.

3.                   No Redemption. The Supporting Shareholder hereby agrees that it shall not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Subject Acquiror Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.

4.                   No Litigation. The Supporting Shareholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Combination Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Combination Agreement or the transactions contemplated thereby or thereby, or (c) otherwise relating to the Combination Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby.

5.                   Waiver of Anti-dilution Protection.

a.                   Notwithstanding anything to the contrary herein or in any other agreement or contract to which the Supporting Shareholder is bound, the Supporting Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors, heirs and assigns), to the fullest extent permitted by Law and the Acquiror Organizational Documents, and (b) agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Class B Common Stock held by the Supporting Shareholder converts into Class A common stock, par value $0.0001 per share, of Acquiror, in connection with the transactions contemplated by the Combination Agreement (including, for the avoidance of doubt, the ability to adjust the Initial Conversion Ratio (as defined in the Certificate of Incorporation) pursuant to Article IV, Section 4.3(b)(ii) of the Certificate of Incorporation in connection with the issuance of additional Acquiror Shares in the transactions contemplated by the Combination Agreement).

b.                  This waiver shall be applicable only in connection with the transactions contemplated by the Combination Agreement and this Agreement (and any Acquiror Shares issued in connection with the transactions contemplated by the Combination Agreement) and shall be void and of no force and effect if this Agreement is terminated.

6.                   Outstanding Acquiror Expenses. The Supporting Shareholder acknowledges the provisions of Section 3.04 of the Combination Agreement and agrees that on the Closing Date, following the Closing, the Supporting Shareholder shall pay or cause to be paid, by wire transfer of immediately available funds, the amount, if any, by which the aggregate amount of Outstanding Acquiror Expenses exceeds $1,500,000; it being understood, for the avoidance of doubt, that in each case any such payment may not be paid with any of the Aggregate Cash Raised.

7.                   Supporting Shareholder Representations and Warranties. The Supporting Shareholder represents and warrants to the Company as follows:

a.                   The Supporting Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

b.                  If the Supporting Shareholder is not an individual, the Supporting Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Shareholder is an individual, the Supporting Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Shareholder and constitutes the valid, legal and binding agreements of the Supporting Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.                   Supporting Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Acquiror Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Acquiror Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Acquiror Securities, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Combination Agreement, (iv) that certain Letter Agreement, dated as of November 27, 2020, by and among Acquiror, Supporting Shareholder and the members of Acquiror’s board of directors and/or management team, or (v) the Registration and Shareholder Rights Agreement, dated as of November 27, 2020, by and between Acquiror and Supporting Shareholder. The Subject Acquiror Securities are the only capital stock or other equity interests in Acquiror owned of record and/or beneficially by Supporting Shareholder on the date of this Agreement, and none of such Subject Acquiror Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Securities other than this Agreement. Other than the Acquiror Warrants held by Supporting Shareholder, Supporting Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any capital stock or other equity interests of Acquiror or any capital stock or other equity interests, debt or loans convertible into, or which can be exchanged for, capital stock or other equity interests of Acquiror.

d.                  The execution and delivery of this Agreement by Supporting Shareholder does not, and the performance by Supporting Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Shareholder is subject or by which any property or asset of Supporting Shareholder is bound, (ii) conflict with or result in a violation of the organizational documents of the Supporting Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Shareholder or, if Supporting Shareholder is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

e.                   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Supporting Shareholder with respect to the Supporting Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.                  As of the date hereof, there are no Actions pending against Supporting Shareholder, or to the knowledge of Supporting Shareholder threatened against Supporting Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

g.                  Except as described in Schedule 6.10 to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Shareholder, for which Acquiror or any of its Affiliates may become liable.

8.                   Non-Solicitation. The Supporting Shareholder acknowledges that the Supporting Shareholder has read Section 9.09 of the Combination Agreement. In addition, the Supporting Shareholder agrees that the restrictions imposed on Parent pursuant to Section 9.09 of the Combination Agreement shall be binding on the Supporting Shareholder mutates mutandis and further agrees not to take or omit to take (and agrees to cause its Affiliates and its and their respective Representatives not to take), directly or indirectly, any action that would violate Section 9.09 of the Combination Agreement if such action were taken or omitted to be taken by Parent.

9.                   Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 11 thereof, and (c) the written agreement of Acquiror, the Company and Supporting Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 9 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 9, together with Sections 10 through 13 of this Agreement, shall survive any termination of this Agreement.

10.                  No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

11.                  Notices to the Supporting Shareholder. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below Supporting Shareholder’s name on the signature page to this Agreement.

12.                 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.                  Incorporation by Reference. Supporting Shareholder expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to the Supporting Shareholder), 12.03 (Assignment), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.10 (Amendments), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION CORP.

By:	/s/ Stephen C. Smith
Name: /s/ Stephen C. Smith
Title: Chief Executive Officer

REDWOOD INTERMEDIATE, LLC

By:	/s/ Galen C. Smith
Name: Galen C. Smith
Title: President

SEAPORT GLOBAL SPAC, LLC

By:	SEAPORT GLOBAL ASSET MANAGEMENT, LLC, as managing member of Seaport Global SPAC, LLC

By:	/s/ Stephen C. Smith
Name:	Stephen C. Smith
Title:	Chief Executive Officer

Record and/or Beneficial Ownership: Class B Common Stock: 3,593,750 Warrants: 6,062,500

Address for Notice:

360 Madison Avenue, 20th Floor New York, NY 10017 Attention: Stephen C. Smith E-mail: SSmith@seaportglobal.com

[Siganture Page to Sponsor Support Agreement]